Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2006 (February 1, 2007 as to the effects of discontinued operations described in Note 3) relating to the consolidated financial statements and financial statement schedule of McKesson Corporation and management’s report on the effectiveness of internal control over financial reporting, which report appears in the Current Report on Form 8-K dated February 1, 2007.
DELOITTE & TOUCHE LLP
San Francisco, California
February 2, 2007